Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES STRONG FOURTH QUARTER 2005
PERFORMANCE

•                  Sales of $346 million, up 17% YOY

•                  Diluted EPS of $0.25; adjusted EPS of $0.30, excluding special items

•                  Operating margin of 8%, excluding special items

Hickory, NC — (February 28, 2006) CommScope, Inc. (NYSE: CTV) today announced fourth quarter results for the period ended December 31, 2005.  The Company reported fourth quarter sales of $345.8 million and net income of $16.6 million, or $0.25 per diluted share.  The reported net income includes after-tax charges of $11.6 million related to restructuring costs and an after-tax gain of $8.3 million related to recovery of accounts receivable that had been previously written off.   Excluding these special items, adjusted earnings were $19.9 million, or $0.30 per share.   A reconciliation of reported GAAP earnings per share to adjusted results for the fourth quarter and calendar year is attached.

For the fourth quarter of 2004, CommScope reported sales of $295.6 million and a net loss of $7.1 million, or $0.13 per share.  The fourth quarter 2004 net loss included after-tax restructuring charges of $9.1 million, or $0.17 per share.

“We delivered strong 2005 performance and positioned CommScope for future success,” said Frank M. Drendel, CommScope Chairman and Chief Executive Officer.  “We believe we are leading the 10 gigabit revolution over copper and fiber for Enterprise networks.  We have strengthened our global leadership position in Broadband and we have positioned CommScope as a leading supplier of cabinet solutions for Fiber-To-The-Node applications in North America.

“In 2005, we achieved double-digit sales growth and more than doubled operating income,” noted Drendel.  “I am particularly proud of our Carrier group, which increased its annual sales by 40% while significantly improving operating performance.  Sales of both Integrated Cabinet Solutions and Cell Reach® wireless products grew substantially.”

Sales Overview

Sales for the fourth quarter of 2005 increased 17.0% year over year, primarily driven by improved Carrier segment sales as well as price increases in response to higher raw material costs.   Below is a sales summary:

	Fourth	Third	Fourth
($ in millions)	Quarter	Quarter	Quarter	% Change
	2005	2005	2004	YOY	Sequential
Enterprise	$163.1	$167.9	$149.6	9.0%	-2.9%
Broadband	$119.3	$122.3	$110.9	7.6%	-2.5%
Carrier	$64.0	$55.6	$35.4	80.8%	15.1%
Inter-segment eliminations	$(0.6)	$(0.2)	$(0.3)	n/a	n/a

Total CommScope Net Sales	$345.8	$345.6	$295.6	17.0%	0.1%

Enterprise segment sales rose 9.0% year over year to $163.1 million, primarily due to higher sales prices for most cable products.

Broadband sales were $119.3 million, up 7.6% year over year, primarily due to higher prices for coaxial cable products and increased international sales.

Carrier segment sales rose 80.8% year over year to $64.0 million, primarily due to increased demand for Integrated Cabinet Solutions (ICS) and Cell Reach® wireless products.  ICS sales in the fourth quarter were stronger than expected due to robust sales to domestic carriers for Digital Subscriber Line (DSL) and Fiber-To-The-Node (FTTN) applications.

Total international sales rose 10.1% year over year to $121.2 million, or approximately 35% of total company sales.

Overall external orders booked in the fourth quarter of 2005 were $306.8 million.

2006 Price Increases Announced

During the first quarter of 2006, CommScope implemented or announced price increases on selected cable products in all major segments due to the rising cost of metals and petroleum-based materials.  The Company intends to take additional pricing actions as necessary to recover the rising cost of raw materials.

Special Items

CommScope’s fourth quarter results reflect certain special charges and benefits, including:

•                  A pretax charge of $18.4 million ($11.6 million after tax), primarily for employee-related costs associated with the global manufacturing initiatives previously announced in September 2005.  These employee costs included severance charges and a $10.0 million non-cash charge for pension benefit curtailment and special termination benefit costs resulting from an early retirement offer made available to and accepted by certain employees at the Company’s Omaha, Nebraska facility.

•                  A $13.2 million pretax benefit ($8.3 million after tax) related to recovery of accounts receivable from Adelphia Communications Corporation that had been written off in 2002. Substantially all of the cash related to this recovery was received in 2003 when the receivables were sold.  A final order of the bankruptcy court approving the Company’s claims triggered the recognition of the recovery.

Other Highlights

•                  Gross margin for the fourth quarter rose to 25.8%, up 300 basis points from the year-ago level.  Gross margin improved year over year primarily due to higher sales volume and improved margins in the Carrier segment.  The positive impact of higher sales prices, however, was offset by rising costs.

•                  Operating income for the quarter was $21.8 million or 6.3% of sales.   Excluding special items, operating income would have been $27.0 million or 7.8% of sales.  This compares to adjusted operating income of $4.5 million or 1.5% of sales for the fourth quarter of 2004.

•                  Total depreciation and amortization expense was $14.7 million for the fourth quarter of 2005, which included $3.3 million of intangibles amortization.

•                  Net cash provided by operating activities in the fourth quarter was $30.5 million.  Capital spending in the quarter was $3.6 million.

•                  During the first quarter of 2006, CommScope intends to exit the ExchangeMAX® twisted-pair telephone central office cable business, which had sales of approximately $10 million for calendar year 2005.  The Company plans to keep and operate the ExchangeMAX® apparatus business.

Full Year 2005 Results

CommScope reported sales of $1,337.2 million for calendar year 2005, and net income of $50.0 million, or $0.78 per diluted share.   The Company’s 2005 results included a charge of $24.6 million after tax related to restructuring costs, an after-tax benefit of $8.3 million related to recovery of accounts receivable from Adelphia, and net other charges totaling $0.5 million after tax.   Excluding these special items, 2005 adjusted earnings would have been $1.03 per share.  Please see the attached reconciliation of reported GAAP earnings per share to adjusted results.

CommScope reported sales of $1,152.7 million for calendar year 2004, and net income of $75.8 million, or $1.15 per diluted share.  The 2004 results included a net gain of $1.13 per diluted share related to the OFS BrightWave, LLC transaction with The Furukawa Electric Co., Ltd, and charges totaling $0.44 per diluted share primarily related to the acquisition and restructuring of the Connectivity Solutions business of Avaya Inc. as well as a loss on the early extinguishment of debt.

A sales summary for calendar years 2005 and 2004 is shown below.  The 2004 pro forma information is presented as if Connectivity Solutions had been acquired on January 1, 2004.  The pro forma sales information includes the historical results of the Connectivity Solutions business for January 2004 as operated and publicly reported by Avaya Inc.

				Pro Forma
($ in millions)	Actual	Actual	Pro Forma	Change
	2005	2004	2004	YOY	YOY
Enterprise	$662.5	$588.0	$602.4	$60.1	10.0%
Broadband	$459.6	$422.8	$422.8	$36.8	8.7%
Carrier	$217.4	$143.5	$154.8	$62.6	40.4%
Inter-segment eliminations	$(2.3)	$(1.6)	$(1.6)	$(0.7)

Total CommScope Net Sales	$1,337.2	$1,152.7	$1,178.4	$158.8	13.5%

Gross margin for calendar year 2005 was 25.8% and operating margin was 5.6%.  Excluding special items, gross margin would have been 25.6% and operating margin would have been 7.3%.

Cash flow from operations in 2005 was $86.3 million and reflects depreciation and amortization of $60.2 million.   Capital spending was $19.9 million for the year and the Company ended 2005 with $248.7 million in cash, cash equivalents and short-term investments.

Outlook

“We are pleased to finish calendar year 2005 with strong financial results,” said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer.  “We achieved better sales and operating margin than we expected.

“As we look ahead to calendar year 2006, we anticipate sales of  $1.425 - $1.475 billion, primarily driven by modest volume growth and anticipated price increases,” Leonhardt stated. “Assuming major raw material costs do not escalate, we believe that we can achieve an operating margin around the 8.5% level for calendar year 2006, excluding special items.”

The Company also announced other financial expectations for calendar year 2006:

•                  Effective tax rate of approximately 30%;

•                  Depreciation and amortization expense of approximately $60 million;

•                  Capital spending of approximately $33 million;

•                  Restructuring costs of approximately $11 million (pretax) to complete the previously announced global manufacturing initiatives, primarily for equipment relocation and employee-related costs;

•      Stock based compensation expense of approximately $4 million.

“For the seasonally slower first quarter, we anticipate sales of $330-340 million and operating margin of 4.0%-4.5%, excluding special items,” Leonhardt stated.  “While first quarter 2006 operating performance is expected to rise significantly year over year, we expect it to be lower sequentially primarily due to lower sales and higher material costs.  We have already taken pricing actions that should help us improve operating performance as we exit the first quarter.

“The expected benefits of these higher prices, the global manufacturing initiatives, the new agreement with represented employees at the Omaha facility, the pending MC2 Broadband product-line acquisition and normal seasonal trends should all help drive operating margin in the second half of 2006 higher than the first half of the year,” Leonhardt added.

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EST to discuss fourth quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1- 212-346-6551.  Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284.  International callers should dial +1 402-977-9140 for the replay.  The replay ID is 21283501. The replay will be available through Tuesday, March 7.  A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope’s web site.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, global manufacturing initiatives, pending product-line acquisition, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “expectations,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “designed to,” “foreseeable future,” “believe,” “believes,” “think,” “thinks” and “scheduled” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through price increases; the challenges of executing our previously announced global manufacturing initiatives; the timing, completion, integration and expected synergies related to the acquisition of the Trilogy Communications, Inc. 75-ohm trunk and distribution cable television products business; customer demand for our products and the ability to maintain existing business alliances with key Enterprise, Broadband and Carrier customers or distributors; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; ability to achieve expected benefits from future acquisitions; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate; product performance issues and associated warranty claims; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$345,787	$295,596	$1,337,165	$1,152,696
Operating costs and expenses:
Cost of sales	256,619	228,331	992,690	897,881
Selling, general and administrative	40,548	53,820	199,706	193,057
Research and development	8,353	8,928	31,349	29,336
In-process research and development charges	—	—	—	3,984
Acquisition-related transition and startup costs	—	93	—	8,289
Restructuring costs	18,430	14,243	38,558	14,243
Total operating costs and expenses	323,950	305,415	1,262,303	1,146,790

Operating income	21,837	(9,819)	74,862	5,906
Other income (expense), net	(34)	96	(524)	(186)
Loss on early extinguishment of debt	—	—	—	(5,029)
Interest expense	(1,986)	(2,268)	(8,328)	(9,600)
Interest income	1,643	867	5,077	2,601

Income (loss) before income taxes, equity in losses of OFS BrightWave and net gain on OFS BrightWave transaction	21,460	(11,124)	71,087	(6,308)
Income tax (expense) benefit before income tax benefit on equity in losses of OFS BrightWave and income tax provisionon net gain on OFS BrightWave transaction	(4,842)	4,052	(21,109)	7,019

Income (loss) before equity in losses of OFS BrightWave and net gain on OFS BrightWave transaction	16,618	(7,072)	49,978	711
Equity in losses of OFS BrightWave, LLC, net of tax of $865	—	—	—	(1,393)
Net gain on OFS BrightWave transaction, net of tax of $44,890	—	—	—	76,437
Net income (loss)	$16,618	$(7,072)	$49,978	$75,755

Net income (loss) per share:
Basic	$0.30	$(0.13)	$0.91	$1.32
Assuming dilution (a)	$0.25	$(0.13)	$0.78	$1.15

Weighted average shares outstanding:
Basic	55,414	54,384	54,828	57,353
Assuming dilution (a)	68,271	54,384	67,385	67,685

(a)          Calculation of net income (loss) per share, assuming dilution:

Net income (loss) (basic)	$16,618	$(7,072)	$49,978	$75,755
Convertible debt add-back (b)	629	—	2,516	2,049
Numerator (assuming dilution)	$17,247	$(7,072)	$52,494	$77,804

Weighted average shares (basic)	55,414	54,384	54,828	57,353
Dilutive effect of:
Stock options (c)	1,269	—	1,039	1,476
Phantom stock and performance units	94	—	24	—
Convertible debt (b)	11,494	—	11,494	8,856
Denominator (assuming dilution)	68,271	54,384	67,385	67,685

(b)         In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-K for the year ended December 31, 2004. For the three months ended December 31, 2004, the debentures were antidilutive as a result of the net loss during such period and therefore were excluded from the calculation of net loss per share, assuming dilution.

(c)          Options to purchase approximately 0.9 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended December 31, 2005. For the three months ended December 31, 2004, stock options were antidilutive as a result of the net loss during such period and were therefore excluded from the calculation of net loss per share, assuming dilution. Options to purchase approximately 2.1 million and 0.7 million common shares were excluded from the computation of net income per share, assuming dilution, for the years ended December 31, 2005 and 2004, respectively, because they would have been antidilutive.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	December 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$146,549	$99,631
Short-term investments	102,101	77,620
Total cash, cash equivalents and short-term investments	248,650	177,251

Accounts receivable, less allowance for doubtful accounts of $13,644 and $12,761, respectively	165,608	122,612
Inventories	123,603	108,342
Prepaid expenses and other current assets	26,156	13,244
Deferred income taxes	25,245	26,644
Total current assets	589,262	448,093

Property, plant and equipment, net	252,877	311,453
Goodwill	151,356	151,384
Other intangibles, net	69,297	82,315
Deferred income taxes	24,623	17,341
Other assets	14,766	19,993

Total Assets	$1,102,181	$1,030,579

Liabilities and Stockholders' Equity
Accounts payable	$63,444	$52,898
Other accrued liabilities	100,498	90,775
Current portion of long-term debt	13,000	13,000
Total current liabilities	176,942	156,673

Long-term debt	284,300	297,300
Pension and postretirement benefit liabilities	101,989	90,620
Other noncurrent liabilities	16,925	36,523
Total Liabilities	580,156	581,116

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at December 31, 2005 and 2004	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 66,073,347 at December 31, 2005 and 64,687,745 at December 31, 2004; Issued and outstanding shares: 55,873,347 at December 31, 2005 and 54,487,745 at December 31, 2004	661	647
Additional paid-in capital	462,842	432,839
Deferred equity compensation	(8,980)	—
Retained earnings	216,688	166,710
Accumulated other comprehensive loss	(3,651)	(5,198)
Treasury stock, at cost: 10,200,000 shares at December 31, 2005
and 2004	(145,535)	(145,535)
Total Stockholders' Equity	522,025	449,463

Total Liabilities and Stockholders' Equity	$1,102,181	$1,030,579

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Twelve Months Ended
	December 31,
	2005	2004
Operating Activities:
Net income	$49,978	$75,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,166	60,534
In-process research and development charges	—	3,984
Gain on OFS BrightWave, LLC transaction, pretax	—	(132,425)
Impairment of note receivable from OFS BrightWave, LLC, pretax	—	11,098
Equity in losses of OFS BrightWave, LLC, pretax	—	2,258
Equity based compensation	353	—
Restructuring costs related to fixed asset impairment and curtailment	26,136	7,332
Deferred income taxes	(6,807)	14,104
Tax benefit from stock option exercises	3,423	2,387
Changes in assets and liabilities	(46,994)	63,321
Net cash provided by operating activities	86,255	108,348

Investing Activities:
Additions to property, plant and equipment	(19,943)	(13,211)
Acquisition of Connectivity Solutions	653	(259,912)
Net proceeds from (purchases of) short-term investments	(24,481)	18,060
Proceeds from disposal of fixed assets	1,730	5,678
Net cash used in investing activities	(42,041)	(249,385)

Financing Activities:
Proceeds from issuance of long-term debt	—	100,000
Principal payments on long-term debt	(13,000)	(50,500)
Proceeds from issuance of convertible debentures	—	250,000
Repayment of convertible notes	—	(172,500)
Long-term financing costs	(306)	(10,730)
Proceeds from exercise of stock options	17,231	13,238
Net cash provided by financing activities	3,925	129,508

Effect of exchange rate changes on cash	(1,221)	802

Change in cash and cash equivalents	46,918	(10,727)
Cash and cash equivalents, beginning of period	99,631	110,358
Cash and cash equivalents, end of period	$146,549	$99,631

CommScope, Inc.

Sales and Operating Income by Reportable Segment (d)

(Unaudited — In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net Sales:
Enterprise	$163.1	$149.6	$662.5	$588.0
Broadband	119.3	110.9	459.6	422.8
Carrier	64	35.4	217.4	143.5
Inter-segment eliminations	(0.6)	(0.3)	(2.3)	(1.6)
Consolidated Net Sales	$345.8	$295.6	$1,337.2	$1,152.7

Operating Income (Loss):
Enterprise	$(2.9)	$(1.5)	$34.1	$22.3
Broadband	21.6	6.2	47.8	29.2
Carrier	3.1	(14.5)	(7.0)	(45.6)
Consolidated Operating Income	$21.8	$9.8	$74.9	$5.9

(d) During the first quarter of 2005, as a result of the continued integration of the Connectivity Solutions business into the Company's global operations and financial reporting systems, management changed the reportable segments used to evaluate the Company's results of operations, as described in the Company's Form 10-Q for the period ended March 31, 2005. Results for the three and twelve months ended December 31, 2004, which include the results of the Connectivity Solutions business for the period from February 1, 2004 through December 31, 2004, have been restated to conform to the new reportable segment

CommScope, Inc.

Reconciliation of GAAP Earnings to Adjusted Earnings

Fourth Quarter and Calendar Year 2005 (Unaudited)

	Fourth Quarter 2005		Calendar Year 2005
	Earnings ($m)	EPS	Earnings ($m)	EPS
GAAP Earnings Reported	$16.6	$0.25	$50.0	$0.78
Special items:
Restructuring costs	11.6	0.17	24.6	0.37
Employee benefit adjustment	—	—	(1.7)	(0.03)
Adelphia Receivable	(8.3)	(0.12)	(8.3)	(0.12)
Deferred tax valuation allowance	—	—	2.2	0.03
Adjusted Earnings	$19.9	$0.30	$66.8	$1.03

CommScope management believes that presenting earnings information excluding special after-tax items noted above, principally restructuring costs relating to the previously announced global manufacturing initiatives, provides meaningful information to investors because the adjusted results eliminate special charges which are not related to CommScope's ongoing operations, and therefore allows investors to more easily compare period to period.